GUARANTEED WITHDRAWAL BENEFIT (GWB) ENDORSEMENT
--------------------------------------------------------------------------------

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. This Endorsement is irrevocable. You can only terminate this Endorsement as indicated in the CONDITIONS FOR TERMINATION OF THIS GWB section of this Endorsement.

The following hereby supplements the section of the Contract entitled "WITHDRAWAL PROVISIONS".

  GWB: The GWB provides for guaranteed withdrawals (GWB Withdrawals) during the Accumulation Phase. GWB Withdrawals can only be made on or after the second Contract Anniversary.

  Calculation of the GWB:    The GWB Value before the date of
                             death is equal to cumulative Purchase
                             Payments not including any applicable bonus less the sum of GWB Adjusted Partial
                             Withdrawals.

                             Beginning on the second Contract Anniversary, you can take GWB Withdrawals up to 10% of the cumulative Purchase Payments not including any applicable bonus, each Contract Year. You cannot take more than what is available in the remaining GWB Value as a GWB Withdrawal.

                             These GWB Withdrawals may be taken regardless of the amount of the Contract Value, until the GWB Value is exhausted. Withdrawal charges will not apply to any GWB Withdrawal. GWB Withdrawals are prior to any MVA.

   GWB Adjusted Partial      A GWB Adjusted Partial Withdrawal for a withdrawal
   Withdrawals:               taken prior to the second Contract Anniversary is
                             the amount of the partial withdrawal, (including any applicable withdrawal charge, but prior to any
                             MVA), multiplied by the greater of 1 or the ratio of i. to ii., where:

                             i. the remaining GWB Value on the day of (but prior to) the partial withdrawal.

                             ii. the Contract Value on the day of (but prior to) the partial withdrawal, adjusted for any applicable MVA.


                             A GWB Adjusted Partial Withdrawal for a withdrawal taken on or after the second Contract Anniversary is equal to a. plus b. where:

                             a. is the amount of the partial withdrawal (prior to any MVA) that together with any previous partial withdrawals (prior to any MVA) during the Contract Year, does not exceed the maximum allowable GWB Withdrawal; and

                             b.     the amount of the partial withdrawal,
                                    (including any applicable withdrawal charge, but prior to any MVA) in excess of a., multiplied by the greater of 1 or the ratio of i. to ii., where:

                                    i.  the remaining GWB Value on the day of
                                        (but prior to) the partial withdrawal.

                                    ii. the Contract Value on the day of (but
                                        prior to) the partial withdrawal,
                                        adjusted for any applicable MVA.

 CONDITIONS FOR              This benefit will terminate upon the earliest of:
 TERMINATION OF THIS GWB:
                             a. the termination of the Contract; or

                             b. the Income Date; or

                             c. the GWB Value is zero or less; or

                             d. the death of the Contract Owner unless the
                                spouse continues the Contract as the new owner.

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GWB CHARGE:                  The charge for this benefit is included in the
                             mortality and expense risk charge shown in the Contract Schedule.


In all other respects the provisions, conditions, exceptions and limitations contained in the Contract remain unchanged.

Signed for the Company at its home office.


            ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

             [/s/ Wayne A Robinson]         [/s/ Mark Zesbaugh]
                Wayne A Robinson              Mark Zesbaugh
                  Secretary                    President



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